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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren

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FOR IMMEDIATE RELEASE

OBREM CAPITAL SENDS LETTER TO MICREL STOCKHOLDERS

--Urges Support of Obrem’s Director Nominees to Enhance Stockholder Value—

New York, May 5, 2008—Obrem Capital Management, LLC today issued a letter to the stockholders of Micrel, Incorporated (NASDAQ:MCRL), again urging them to hold Micrel’s Board of Directors accountable for the Company’s decade-long underperformance by electing Obrem’s director Nominees to Micrel’s Board at a special meeting of stockholders to be held on May 20, 2008.

In its letter, Obrem Capital raises eight key questions it believes shareholders should ask Micrel’s Management and Board.

The full text of the letter follows:

Obrem Capital Management, LLC
733 3rd Avenue
New York, NY 10017

May 5, 2008

Dear Fellow Shareholder,

The vote to reclaim control of Micrel for the benefit of its shareholders, and away from an entrenched Board, is rapidly approaching.  We have appreciated the opportunity to speak with many of you in recent weeks.  Not surprisingly, both long-standing and newer shareholders have told us they recognize the failure of this Board and management team to create significant value for shareholders, despite their strident rhetoric to the contrary.

We have also seen this Board continue its efforts to distract shareholders from the real issue – shareholder value.  As a result, we believe shareholders should ask Micrel’s Board and management the following Eight Key Questions:

1) IN TRYING TO HIGHLIGHT MICREL’S SO-CALLED “VALUE CREATING RESULTS,” WHY DOES MICREL NOT PROVIDE SHAREHOLDERS WITH A SIMPLE 5 OR 10 YEAR STOCK PRICE CHART?

Tellingly, management fails to mention Micrel’s stock price performance over the past decade when attempting to recast its poor track record in a positive light.  For all of the accomplishments Micrel claims to have made in the past few years, the shareholders have yet to see any benefit in the form of increased share price.  Despite management’s efforts to portray itself as accomplished and capable, it cannot escape the simple fact that it has destroyed significant shareholder value over the past decade.

THE SIMPLE FACT IS THAT AN INVESTOR WOULD HAVE BEEN SUBSTANTIALLY BETTER OFF INVESTING MONEY IN A TREASURY BILL 10 YEARS AGO THAN INVESTING IT IN MICREL STOCK.

2) WHY SHOULD SHAREHOLDERS BELIEVE MICREL’S CLAIMS THAT IT WILL “CONTINUE TO EXECUTE ITS PLAN,” GIVEN ITS POOR TRACK RECORD OF REPEATEDLY FAILING TO FORECAST ITS OWN BUSINESS,  RESULTING IN MICREL HAVING AT LEAST ONE NEGATIVE PREANNOUNCEMENT AND REDUCTION OF ITS OWN GUIDANCE IN SEVEN OF THE LAST EIGHT YEARS?

Micrel has been consistent in repeatedly incorrectly forecasting its own business. For Micrel to claim that it will continue to execute its plan seems disingenuous given its history of failing to meet its own guidance.  Micrel’s 1st quarter 2008 results and commentary is just one of many quarters in which Micrel management has been excited about its prospects (see attached history). The plain truth is that, since 2001, Micrel has had 7 negative earnings preannouncements, some coming within weeks of discussing a dramatic improvement in business conditions.  These negative preannouncements often included revised and reduced enthusiasm for future quarters.  Given Micrel’s long track record of consistently failing to sustain business momentum for multiple quarters,  it is surprising to us that Micrel management can express such pride over its 1st quarter results and such confidence regarding intermediate term prospects.  Shareholders who know the history of management’s failure to live up to its forecasts and promises should be skeptical of this latest forecast of future success.

3) HOW COMMITTED IS MICREL TO “THOROUGHLY REVIEW[ING] BONA FIDE PROPOSALS,” AS IT CLAIMS?  DID THE BOARD “THOROUGHLY REVIEW” THE REPORTED PROPOSAL FROM ON SEMICONDUCTOR LAST YEAR?

We have now heard multiple stories of Mr. Zinn’s unwillingness to discuss a potential sale of Micrel.  We have spoken to several executives who have advised us they were interested in acquiring Micrel, but were rebuffed with little or no response from the Board.  We believe that some of them are still interested but have not pursued it because Mr. Zinn appears to be disinclined to engage in conversation on the topic.  We are curious whether the Board thoroughly evaluated reported approaches from Intersil and ON Semiconductor.  We believe that Micrel’s apparent failure to fully evaluate and consider such approaches, particularly in light of the company’s lackluster stock price performance, is unfair to shareholders.

Micrel continues to mischaracterize our intentions regarding a sale of the company.  While Obrem and its nominees believe that a sale of Micrel at a significant premium to the current market price can be achieved due to strong interest and significant operational synergy opportunities, we would only pursue a sale for a full and fair price.  We would move forward with a sale only if the price is acceptable to shareholders.  Obrem takes a disciplined, long-term view of its investments and is prepared to be patient and pursue a stand-alone course if that will create more value for shareholders.  Obrem’s goal is to enhance the value of Micrel’s stock for shareholders with or without a sale of the company.

4) WHO HAS MORE ALIGNMENT WITH SHAREHOLDERS – ANOTHER SHAREHOLDER, OR AN EXECUTIVE RECEIVING COMPENSATION FROM MICREL AND WHO HAS A FOUNDER’S EMOTIONAL ATTACHMENT TO THE COMPANY?

Obrem’s interests in maximizing shareholder value are fully aligned with those of other shareholders, although management is claiming otherwise in its efforts to distract you from its poor track record.  Many shareholders have endured years of underperformance from this Board and management team while waiting in vain for a return on their investment. We believe that we can provide an alternative.  Obrem has invested in Micrel because it believes that its nominees, if elected, can achieve the value creation for all shareholders that has proven so elusive to the current management and Board.  Like many other Micrel shareholders who themselves, like Obrem, have their own fiduciary responsibilities to investors and clients, Obrem will only benefit if Micrel’s share price increases.  In fact, the only large shareholder whose incentives differ from Obrem is CEO Ray Zinn – a founder and long-term employee with a strong emotional attachment to the company that could impact his judgment relating to the company’s future.

5) SHOULDN’T MICREL’S OPERATIONAL PLAN INCLUDE MEASURES TO IMPROVE MICREL’S OUTSOURCING STRATEGY, MANUFACTURING COST STRUCTURE, OPERATING EXPENDITURES, FORECASTING, STRATEGIC PRODUCT DEVELOPMENT, AND CHANNEL STRATEGY?

Obrem and its Nominees have brought to bear their considerable experience and expertise in formulating their operating plan for Micrel and are excited for the opportunity, if elected, to enhance shareholder value.  Our plan addresses the following critical issues, including, among others: 1) undeveloped outsourcing strategy; 2) poor manufacturing cost structure/underutilization; 3) excessive operating expenditures; 4) poor forecasting; 5) lack of strategic product development; and 6) weak channel strategy.  We have discussed our operating plan with several institutional investors who are very familiar with the company and its problems. They have been supportive of our ideas.

In the event that Micrel remains a stand-alone company, Obrem is prepared to work with existing management to execute these improvements and would be disappointed if Ray Zinn chose to abandon Micrel rather than help it set a course of value creation.

If, however, Obrem’s Nominees are elected and Mr. Zinn chooses to depart, two of our Nominees, Keith Kolerus and Bill Bradford, are prepared to join Micrel’s operating leadership on an interim basis, and will utilize their extensive networks and relationships to develop a  management team committed to driving shareholder value.  Obrem and its Nominees are currently in contact with several successful industry veterans who we are confident could be instrumental in turning the company around for the benefit of shareholders.

6) WHY IS MICREL ATTEMPTING TO PORTRAY SUCH WELL-KNOWN AND PROVEN SEMICONDUCTOR EXECUTIVES AS KEITH KOLERUS AND BILL BRADFORD AS LACKING EXPERIENCE?

Keith Kolerus has over 40 years of experience in leading roles at semiconductor companies far larger than Micrel, including National Semiconductor, Fairchild and Motorola.  While at National Semiconductor, he was Chairman of National Japan Ltd., which was run as a separate operating company.  When Mr. Kolerus arrived, National Japan was generating $120 million in revenues and losing money.  He and his team transformed it into a profitable company with $300 million in revenues.  Mr. Kolerus has an extensive background in leading and improving operations at semiconductor companies.  For Micrel to claim otherwise is a clear demonstration of the current management and Board’s efforts to mischaracterize Obrem’s Nominees and failure to be straightforward with shareholders.

Similarly, Bill Bradford has more than 20 years of experience in leading roles at semiconductor companies far larger than Micrel, including Freescale Semiconductor, where Mr. Bradford headed a global sales force with almost as many employees as all of Micrel.

In addition, Keith Gollust has a distinguished track record as an investor and public company board member, and has created significant value for his investors over time, an accomplishment the current Board members, unfortunately, cannot claim.  Eric Gomberg covered the semiconductor industry for eight years as an Analyst at Thomas Weisel Partners and has extensive contacts in, and knowledge of, the semiconductor industry.

Obrem believes that its Nominees are better prepared and more qualified to create shareholder value than the incumbent Board, which includes Ray Zinn, during whose 10 year term as CEO the company has failed to create value for its shareholders; Neil Miotto, a retired accountant; David Conrath, a retired teacher; and Michael Callahan and Frank Schneider who are affiliated with semiconductor companies outside of the analog sector.  Unlike Micrel’s Board, our Nominees, if elected, will be singularly focused on maximizing shareholder value and holding management accountable for poor performance, an accountability that we believe has been sorely lacking at Micrel.

7) DOES MICREL BELIEVE IT IS A POSITIVE ACHIEVEMENT THAT IT HAS ONE OF THE LOWEST CONSENSUS RANKINGS AMONG SELL SIDE ANALYSTS IN THE ENTIRE ANALOG SECTOR?  DOES MICREL BELIEVE IT SHOULD IGNORE THE OPINION OF 75% OF THE ANALYSTS WHO COVER THE COMPANY?

As of the date of this letter, of the twelve analysts who cover Micrel, six have Hold recommendations, three have Sell recommendations and only three have Buy recommendations.  The average target price among these analysts is $9.50, and the highest target price is $12.00.  Micrel, in its recent letter to shareholders, neglected to mention that three quarters of the analysts who cover the company do not recommend buying the shares today, despite management’s touting of the supposedly exciting opportunities ahead.  In fact, two of the analysts quoted, Doug Freedman and Sumult Dhanda, have Hold ratings on the stock.

Because we rely on sound fundamental analysis rather than “cherry-picked” fragments from analyst reports based on a single quarter’s results, we strongly advise shareholders to look at the average stock ratings among Micrel’s peers when considering management’s claims of support from the analyst community.  Micrel enjoys the dubious distinction of having one of the lowest consensus rankings in the entire analog sector.  Management’s self-serving claim that analysts share their enthusiasm is inaccurate and is not supported by the actual recommendations issued by those analysts.

8) IF A BOARD ACTS AND TALKS LIKE AN ENTRENCHED BOARD, WHY SHOULD SHAREHOLDERS BELIEVE IT IS ANYTHING BUT AN ENTRENCHED BOARD?

The facts, once again, do not support management’s claim that the current Board is not entrenched. In Obrem’s numerous conversations with semiconductor industry executives – ranging from Micrel’s neighbors in San Jose to those overseas – we have repeatedly heard their belief that Micrel’s Board is among the most entrenched in all of Silicon Valley.

For the Board to claim that it is not entrenched and is open to all options simply flies in the face of all evidence from our conversations.  We encourage our fellow Micrel shareholders to speak with Micrel’s competitors, as we have.  We are confident they will echo our assertions of Micrel’s management entrenchment.

MICREL’S SHAREHOLDERS DESERVE BETTER FROM THIS BOARD AND MANAGEMENT –AT A MINIMUM THEY DESERVE ANSWERS TO THESE EIGHT KEY QUESTIONS.

Obrem strongly encourages Micrel shareholders to elect its Nominees to Micrel’s Board.  If a sale of the company will result in the greatest value for shareholders, Obrem’s nominees will ensure that it is pursued in a proper fashion—which we do not believe the current Board would do.  If, however, it is determined that the shareholders will be best served by a standalone company strategy, our nominees will pursue an operating plan to dramatically improve Micrel’s results, and will hold management accountable for failure to deliver results and create value for shareholders – a long overdue concept at Micrel.  Either way, we strongly believe that shareholders are better off with our independent nominees on the Board because their only interest is maximizing shareholder value.

VOTE THE GOLD CARD FOR STOCKHOLDER VALUE AT MICREL.

Please do not sign any WHITE proxy cards from the company, and please DISCARD them.  If you have already signed the company’s card, you may revoke it by delivering a later-dated GOLD proxy card in the enclosed postage-paid envelope or voting by telephone or the Internet as described on the enclosed GOLD proxy card.  Only your latest dated, executed vote counts.

If you have any questions about voting, or for more information, please contact our proxy solicitors, Innisfree M&A Incorporated, toll free at 1.888.750.5834

Sincerely yours,

Obrem Capital Management, LLC.

By: Andrew Rechtschaffen, as Managing Member of the General Partner

Contacts:

Media	Investors
Jeremy Fielding/Lin Wu	Arthur Crozier
Kekst and Company	Innisfree M&A Incorporated
(212) 521-4800	(212) 750-5833

Appendix: Micrel’s History of Earnings Disappointments

Micrel in the 21st Century – a broken record of unfulfilled promises.

Q.	How Many Times Have Shareholders Heard That “This is Micrel’s Year”?

A.	Too Many Times to Be Fooled Again.

2001
June 21, 2001 – NEGATIVE PREANNOUNCEMENT.  Guidance reduced from up to a 25% sequential decline in the 2nd Quarter to down 35%-39%, excluding the Kendin acquisition.

2002
This year it’s different?
April 22, 2002 – Micrel reports in-line 1Q 2002 results and indicates they had their first positive book-to-bill since 3Q 2000.  Guides 12%-15% revenue growth in 2Q and continued growth in the 2nd half.
July 22, 2002 – Micrel reports in-line 2Q and says, “We estimate that Q3 revenues will be flat-to-slightly up compared to 2Q.”
October 2, 2002 – NEGATIVE PREANNOUNCEMENT.  Micrel reduces 3Q revenue guidance to $50-$51 million versus prior flat-to-up from $55.4 million.

2003
This year it’s different?

April 22, 2003 – Micrel announces that “Bookings in the month of March were the highest level recorded for a single month in over two years…We feel confident that the recovery of Micrel and the industry is underway.”  The company guides 2Q revenue growth of 3%-5%.
July 2, 2003 – NEGATIVE PREANNOUNCEMENT.  Micrel reduces 2Q guidance to down 3%-4% from up 3%-5%.

2004
This year it’s different?

April 22, 2004 – Micrel states, “On the whole, the demand outlook for Micrel’s products going into the second quarter appears to be the strongest it has been in over three years…the percentage of turns filled required to achieve the projected Q2 revenue range is expected to be less than 40%.”  The company guides 11%-14% growth for 2Q.
July 21, 2004 – Micrel reports in-line quarter.  Management states, “We believe that the industry growth rate will be in excess of 30% in 2004 and 17-21% in 2005.  We think this is just short of spectacular.”  Management guides 3Q growth of 6%-10%
October 2, 2004 - NEGATIVE PREANNOUNCEMENT.  Micrel reduces 3Q revenue guidance to $67-$68 million, down 1-3% versus prior guidance of up 6%-10%
October 21, 2004 – Micrel guides 4Q revenues of $65-$69 million

2005
This year it’s different?

January 4, 2005 - NEGATIVE PREANNOUNCEMENT.  Micrel reduces 4Q revenue guidance to $60-$61 million from $65-$69 million.

2006
This year it’s different?

April 24, 2006 – Management indicates they had the “highest quarterly bookings level for Micrel since calendar year 2000.”
October 26, 2006 – Management states, “While the order behavior pattern of our customers has been similar to what we experienced in 2004, we believe the impact on order rates from pipelining will be less severe than two years ago.”  Guides 4Q revenue of $67.5 to $70 million.

2007
This year it’s different?

January 5, 2007 - NEGATIVE PREANNOUNCEMENT.  Micrel reduces 4Q revenue to $64-$65 million from $67-70.5 million.

October 26, 2007 – Micrel guides 4Q revenue growth of 2%-4%.  CEO Ray Zinn states, “Our number, it’s conservative.”

2008
This year it’s different?

January 3, 2008 - NEGATIVE PREANNOUNCEMENT.  Micrel reduces 4Q revenue to $64 million from $66.5-$67.8 million.

WHY SHOULD WE BELIEVE THIS YEAR’S ROSY PREDICTIONS WILL TURN OUT TO BE ANYTHING MORE THAN THE USUAL DISAPPOINTMENTS?

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